Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights” and to the incorporation by reference of our report dated August 24, 2005 on the fiscal 2005 financial statements as of June 30, 2005 of the COUNTRY Mutual Funds Trust, Inc., comprised of the COUNTRY Growth Fund, COUNTRY Balanced Fund, COUNTRY Tax-Exempt Bond Fund, COUNTRY Short Term Bond Fund, and COUNTRY Bond Fund, in the Registration Statement (Form N-14) and Combined Proxy Statement/Prospectus of the COUNTRY Balanced Fund filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-135753) under the Securities Act of 1933.

/s/ ERNST &YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois
August 14, 2006